FOR IMMEDIATE RELEASE	NEWS
March 2, 2020	NYSE American: GORO

GOLD RESOURCE CORPORATION ACHIEVES RECORD ANNUAL GOLD PRODUCTION, NINTH CONSECUTIVE PROFITABLE YEAR, DELIVERS EARNINGS

OF $0.09 PER SHARE AND PROVIDES 2020 PRODUCTION OUTLOOK

COLORADO SPRINGS – March 2, 2020– Gold Resource Corporation (NYSE American: GORO) (the “Company” or “GRC”) today announced a ninth consecutive year of profitability, reporting net income of $5.8 million or $0.09 per share.  The Company also confirmed its previously announced 2019 consolidated annual production record of 40,318 gold ounces along with 1,732,604 silver ounces.  The Company announced its 2020 consolidated precious metal Outlook targeting 54,000 gold ounces and 1,700,000 silver ounces plus or minus a 10 percent range.  Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, U.S.A.  The Company has returned $113 million to its shareholders in monthly dividends since commercial production commenced July 1, 2010 and offers its shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

2019 ANNUAL HIGHLIGHTS

•	Achieved its ninth consecutive year of profitability;
•	Record consolidated annual gold production;
•	Achieved 2019 Oaxaca Mining Unit gold production outlook range with 29,435 ounces;
•	Achieved 2019 Oaxaca Mining Unit silver production outlook range with 1.72 million ounces;
•	$135.4 million consolidated net sales, an increase of 17%;
•	$5.8 million net income, or $0.09 per share;
•	Oaxaca Mining Unit $264 total cash costs (after by-product credits) per precious metal gold equivalent ounce sold;
•	Oaxaca Mining Unit $646 total all-in sustaining cost per precious metal gold equivalent ounce sold;
•	Completed construction and commenced production at the Nevada Mining Unit, producing 10,883 gold ounces;
•	100% increase in annualized dividends from $0.02 to $0.04 per share, $1.5 million distributed in shareholder dividends, totaling over $113 million since 2010.

2019 Overview

“I am very pleased to report Gold Resource Corporation delivered record gold production and its ninth consecutive year of profitability for 2019,” stated Gold Resource Corporation CEO and President, Mr. Jason Reid. “In addition to these achievements, just ten months after ground breaking we brought our Nevada Mining Unit online in April producing first gold from our Isabella Pearl Mine.  We plan to continue ramping up production through 2020 to a targeted annual rate of 40,000 gold ounces for the full year 2021.  Our production models expect a significant increase in gold grade the second half of 2020 which is expected to boost gold production and reduce costs.”

For the year ended December 31, 2019, the Company’s Oaxaca Mining Unit sold 41,062 precious metal gold equivalent ounces at a total cash cost of $264 per gold equivalent ounce. Realized 2019 average sales prices were $1,418 per ounce for gold and $16.31 per ounce for silver.  The Company’s Nevada Mining Unit sold 10,272 gold ounces at a total cash cost of $1,040 per ounce.    The Company recorded consolidated revenues of $135.4 million, and net income of $5.8 million, or $0.09 per share. Base metal production generated $75.8 million in revenue for 2019.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

The following Production Statistics table summarize certain information about our Oaxaca and Nevada Mining Unit operations for the three and twelve months ended December 31, 2019 and 2018:

Oaxaca Mining Unit

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Arista Mine
Milled
Tonnes Milled	160,701	149,494	629,868	560,191
Grade
Average Gold Grade (g/t)	1.77	1.82	1.73	1.69
Average Silver Grade (g/t)	78	65	82	95
Average Copper Grade (%)	0.37	0.35	0.38	0.37
Average Lead Grade (%)	1.79	1.72	1.88	1.66
Average Zinc Grade (%)	4.41	4.45	4.64	4.29
Aguila Open Pit Mine
Milled
Tonnes Milled	7,367	10,705	31,343	36,435
Grade
Average Gold Grade (g/t)	1.31	2.02	1.65	2.08
Average Silver Grade (g/t)	77	38	53	41
Mirador Mine
Milled
Tonnes Milled	9,422	3,800	31,962	15,044
Grade
Average Gold Grade (g/t)	0.82	1.52	0.91	1.43
Average Silver Grade (g/t)	179	222	195	174
Combined
Tonnes milled	177,490	163,999	693,173	611,670
Tonnes Milled per Day (1)	2,017	1,885	1,980	1,764
Metal production (before payable metal deductions) (2)
Gold (ozs.)	7,554	7,974	29,435	26,838
Silver (ozs.)	417,877	330,605	1,722,852	1,672,034
Copper (tonnes)	452	446	1,859	1,652
Lead (tonnes)	2,286	2,006	9,202	7,280
Zinc (tonnes)	5,734	5,572	23,683	19,808

(1)	Based on actual days the mill operated during the period.
(2)

The difference between what we report as "ounces/tonnes produced" and "payable ounces/tonnes sold" is attributable to the difference between the quantities of metals contained in the concentrates we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes incidental to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in concentrates produced and sold.

Nevada Mining Unit

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Ore mined
Ore (tonnes)	164,277	-	934,723	-
Gold grade (g/t)	1.09	-	0.76	-
Low-grade stockpile (tonnes)
Ore (tonnes)	57,839	-	529,959	-
Gold grade (g/t)	0.46	-	0.51	-
Waste (tonnes)	1,557,021	-	4,504,360	-
Metal production (before payable metal deductions) (1)
Gold (ozs.)	5,502	-	10,883	-
Silver (ozs.)	5,293	-	9,752	-

The following Sales Statistics tables summarizes certain information about our Oaxaca and Nevada Mining Unit operations for three and twelve months ended December 31, 2019 and 2018:

Oaxaca Mining Unit

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Metal sold
Gold (ozs.)	6,966	6,142	24,167	22,886
Silver (ozs.)	372,729	285,859	1,468,860	1,529,951
Copper (tonnes)	436	420	1,656	1,521
Lead (tonnes)	2,073	1,892	8,034	6,754
Zinc (tonnes)	4,933	4,596	19,322	16,123
Average metal prices realized (1)
Gold ($ per oz.)	1,484	1,214	1,418	1,259
Silver ($ per oz.)	17.39	13.70	16.31	15.65
Copper ($ per tonne)	5,938	5,871	6,003	6,345
Lead ($ per tonne)	2,072	1,741	2,001	2,119
Zinc ($ per tonne)	2,382	1,825	2,576	2,770
Precious metal gold equivalent ounces sold
Gold Ounces	6,966	6,142	24,167	22,886
Gold Equivalent Ounces from Silver	4,368	3,226	16,895	19,018
Total Precious Metal Gold Equivalent Ounces	11,334	9,368	41,062	41,904
Total cash cost before by-product credits per precious metal gold equivalent ounce sold	$1,864	$1,858	$2,109	$1,722
Total cash cost after by-product credits per precious metal gold equivalent ounce sold (2)	$220	$42	$264	$84
Total all-in sustaining cost per precious metal gold equivalent ounce sold	$565	$426	$646	$655

(1)

Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

(2)	Total cash cost after by-product credits are significantly affected by base metals sales during the periods presented.

Nevada Mining Unit

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Metal sold
Gold (ozs.)	5,097	-	10,272	-
Silver (ozs.)	4,186	-	8,332	-
Average metal prices realized (1)
Gold ($ per oz.)	1,482	-	1,468	-
Silver ($ per oz.)	16.89	-	17.04	-

Total cash cost before by-product credits per gold ounce sold	$1,110	$-	$1,054	$-
Total cash cost after by-product credits per gold ounce sold	$1,096	$-	$1,040	$-
Total all-in sustaining cost per gold ounce sold	$1,096	$-	$1,049	$-

(1)

Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

2020 Production Outlook

The Company is targeting 2020 consolidated annual production (with ranges based on plus or minus 10%) of 54,000 ounces gold and 1,700,000 ounces silver.  The Company remains focused on mining tonnes based on net smelter return (“NSR”) values per tonne of all metals to maximize cash flow. The Company will continue to focus on its overall margin from both precious and base metal production. Base metal production results in lower production costs per tonne and per ounce when used as a credit against production costs.

Year-End 2019 Proven & Probable Reserve Update

The Company recently updated its 2019 Nevada and Oaxaca Mining Unit’s Proven and Probable (“P&P”) Reserve Reports as of December 31, 2019.  Year-end 2019 Nevada Mining Unit proven and probable reserves totaled 2,247,400 tonnes grading 3.05 g/t gold.  Gold grade increased year-over-year by 33.8%, which increased contained gold ounces by 5,300 to 220,100.  Mine life at the Company’s Nevada Mining Unit is estimated at four and one-half years.

The Company also updated its 2019 Oaxaca Mining Unit Proven and Probable (“P&P”) Reserve Report as of December 31, 2019, reporting 2,831,600 tonnes grading 1.97 grams per tonne (g/t) gold and 122 g/t silver, equating to 179,300 gold ounces and 11,096,400 silver ounces.  The reserve report also includes significant base metals from the Arista Mine consisting of 11,600 tonnes of copper grading 0.4%, 45,400 tonnes of lead grading 1.7% and 133,100 tonnes of zinc grading 4.8%.  Mine life at the Company’s Oaxaca Mining Unit is estimated at four years based on an estimated mill throughput of 2,000 tonnes of ore per day.

For additional details on the updated reserve report, please view the P&P press release dated March 2, 2020. The updated full reserve report will be available on the Company’s website in the near future.

Projects Update

Oaxaca Mining Unit

During 2019, the Company continued development of the Arista underground mine, including the Switchback vein system.  Bulk tonnage mining techniques were utilized at Switchback, while also processing a large amount of development ore.  The Company also completed construction of three capital projects in 2019, the paste fill plant, the tailings lift, and the power grid project.  The paste fill plant will improve the Arista Mine’s safety, allow for more efficient extraction of stope pillars when possible, and provide for tailings storage underground which will lessen the demand for surface tailings facilities.  The third phase of the surface tailings impoundment lift was completed in February 2019.  The Company also successfully switched from diesel power generation to lower cost grid power at the Aguila project. For 2020, the Company anticipates spending approximately $12 million to construct a dry stack tailings facility near the Aguila mill.  Dry stack tailings facilities are more environmentally friendly as water can be recycled and dry tailings can be stacked in disturbed areas such as the Aguila pit and original tailings impoundment areas.

Nevada Mining Unit

The Company produced first gold doré at the Isabella Pearl mine in April 2019, made initial gold sales of doré in May 2019, and reached commercial production levels in October 2019.  In December 2019, the Company completed construction of the ADR plant and commenced producing doré at the Isabella Pearl Mine site.  During 2020, the Company targets the production of 27,000 gold ounces (plus or minus 10%) at Isabella Pearl.  Gold production is expected to increase the second half of 2020 and when the Company expects to access the upper portions of the high-grade Pearl deposit.

The Company’s Nevada Mining Unit now consists of four properties covering more than 7,358 hectares (18,191 acres) in south central Nevada’s Walker Lane Mineral Belt.  The flagship Isabella Pearl mine is currently in production, while the additional three properties are in various stages of exploration.

Exploration Program

Oaxaca Mining Unit exploration activities during 2019 focused on underground exploration drilling at the Arista and Switchback vein systems in the Arista Mine. The Switchback drilling program continued to target further expansion and delineation of the multiple high-grade parallel veins for reserve definition, expansion and mine plan optimization.  The Switchback strike length is now over one kilometer and remains open on strike and vertical extent.

In 2019, the Company continued to expand the high-grade ore zone at the Mirador mine’s Independencia vein with 18 step-out and in-fill diamond drill holes totaling 2,327 meters.

Nevada Mining Unit exploration activities in 2019 included a successful 110-hole, 8,096-meter reverse circulation drilling program targeted to explore and expand mineral reserves at the Isabella Pearl Mine.  This program included in-fill and step-out drill holes on the Pearl, Civit Cat North and Scarlet targets.

In 2020, the Company anticipates spending approximately $7 million for exploration activities for both the Oaxaca and Nevada Mining Units.  Exploration expenses may be modified depending on exploration results, metal market conditions and available capital.

Dividends

The Company increased its instituted monthly dividend in October 2019, boosting the dividend from $0.02 per share per year, to its current $0.04 per share per year.  Total dividend distributions for 2019 totaled $1.5 million.  The Company has now distributed more than $113 million in dividends back to shareholders since July 2010.

See Accompanying Tables

The following information summarizes the results of operations for Gold Resource Corporation for the years ended December 31, 2019, 2018, and 2017, its financial condition at December 31, 2019 and 2018 and its cash flows for the years ended December, 31 2019, 2018 and 2017. The summary data as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2019, but do not include the footnotes and other information that is included in the complete financial statements. Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of our cash cost per precious metal gold equivalent per ounce, total all-in sustaining cost per precious metal gold equivalent per ounce and total all-in cost per precious metal gold equivalent per ounce contained in this press release are non-GAAP financial measures. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

GOLD RESOURCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share amounts)

	December 31,	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$11,076	$7,762
Gold and silver rounds/bullion	4,265	3,637
Accounts receivable, net	8,362	1,744
Inventories, net	24,131	14,342
Prepaid taxes	786	1,126
Prepaid expenses and other current assets	2,032	2,745
Total current assets	50,652	31,356
Property, plant and mine development, net	125,259	111,242
Operating lease assets, net	7,436	-
Deferred tax assets, net	4,635	7,372
Other non-current assets	5,030	361
Total assets	$193,012	$150,331
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,456	$12,429
Loans payable, current	879	765
Finance lease liabilities, current	446	412
Operating lease liabilities, current	7,287	-
Mining royalty taxes payable, net	1,538	1,926
Accrued expenses and other current liabilities	3,366	2,030
Total current liabilities	27,972	17,562
Reclamation and remediation liabilities	5,605	3,298
Loans payable, long-term	782	1,378
Finance lease liabilities, long-term	435	831
Operating lease liabilities, long-term	160	-
Total liabilities	34,954	23,069
Shareholders' equity:
Common stock - $0.001 par value, 100,000,000 shares authorized:
65,691,527 and 58,850,431 shares outstanding at December 31, 2019 and 2018, respectively	66	59
Additional paid-in capital	148,171	121,602
Retained earnings	16,876	12,656
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive loss	(1,171)	(1,171)
Total shareholders' equity	158,058	127,262
Total liabilities and shareholders' equity	$193,012	$150,331

GOLD RESOURCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

 For the years ended December 31, 2019, 2018 and 2017

(U.S. dollars in thousands, except share and per share amounts)

	2019	2018	2017
Sales, net	$135,366	$115,308	$110,156
Mine cost of sales:
Production costs	83,340	66,672	53,436
Depreciation and amortization	22,812	14,616	14,554
Reclamation and remediation	99	330	51
Total mine cost of sales	106,251	81,618	68,041
Mine gross profit	29,115	33,690	42,115
Costs and expenses:
General and administrative expenses	9,949	9,325	8,122
Exploration expenses	3,652	4,703	4,349
Other expense, net	632	3,111	1,166
Total costs and expenses	14,233	17,139	13,637
Income before income taxes	14,882	16,551	28,478
Provision for income taxes	9,050	7,263	24,328
Net income	$5,832	$9,288	$4,150
Net income per common share:
Basic and diluted	$0.09	0.16	0.07
Weighted average shares outstanding:
Basic	63,681,156	57,534,830	56,854,670
Diluted	64,032,990	58,369,666	57,594,993

GOLD RESOURCE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2019, 2018 and 2017

(U.S. dollars in thousands)

	2019	2018	2017
Cash flows from operating activities:
Net income	$5,832	$9,288	$4,150
Adjustments to reconcile net income to net cash from operating activities:
Deferred income taxes	2,940	(501)	14,991
Depreciation and amortization	23,318	15,169	14,998
Stock-based compensation	1,932	1,497	1,192
Other operating adjustments	322	2,535	1,285
Changes in operating assets and liabilities:
Accounts receivable	(6,618)	(220)	(2,254)
Inventories	(7,846)	(2,820)	(2,797)
Prepaid expenses and other current assets	1,443	(417)	(448)
Other non-current assets	(3,603)	130	(7)
Accounts payable and other accrued liabilities	3,802	1,489	1,636
Mining royalty and income taxes payable, net	(106)	(3,894)	2,887
Net cash provided by operating activities	21,416	22,256	35,633

Cash flows from investing activities:
Capital expenditures	(39,474)	(40,076)	(25,432)
Other investing activities	2	6	(257)
Net cash used in investing activities	(39,472)	(40,070)	(25,689)

Cash flows from financing activities:
Proceeds from the exercise of stock options	98	1,261	-
Proceeds from issuance of stock	24,449	4,319	-
Dividends paid	(1,491)	(1,149)	(1,137)
Repayment of loans payable	(812)	(596)	(184)
Repayment of capital leases	(419)	(383)	(73)
Net cash provided by (used in) financing activities	21,825	3,452	(1,394)

Effect of exchange rate changes on cash and cash equivalents	(455)	(266)	(326)
Net increase (decrease) in cash and cash equivalents	3,314	(14,628)	8,224
Cash and cash equivalents at beginning of period	7,762	22,390	14,166
Cash and cash equivalents at end of period	$11,076	$7,762	$22,390

Supplemental Cash Flow Information
Interest expense paid	$157	$177	$65
Income and mining taxes paid	$3,743	$7,068	$3,102
Non-cash investing activities:
Change in capital expenditures in accounts payable	$(550)	$3,302	$1,041
Change in estimate for asset retirement costs	$2,172	$271	$366
Equipment purchased through loan payable	$330	$526	$2,397
Equipment purchased under finance leases	$56	$26	$1,686
Common stock issued for the acquisition of mineral rights	$-	$-	$1,300

About GRC:

Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, USA.  The Company targets low capital expenditure projects with potential for generating high returns on capital.  The Company has returned $113 million back to its shareholders in consecutive monthly dividends since July 2010 and offers its shareholders the option to convert their cash dividends into physical gold and silver and take delivery.  For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com